Exhibit 3.1(c)

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SCHOOL SPECIALTY, INC.

School Specialty, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby files this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, and does hereby certify:

FIRST:  That the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended by deleting the first paragraph of Section 4 thereof in its entirety and inserting in its place the following:

“The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is Fifty Million Five Hundred Thousand (50,500,000) shares, of which (a) Fifty Million (50,000,000) shares shall be common stock, $0.001 par value per share (“Common Stock”); and (b) Five Hundred Thousand (500,000) shares shall be preferred stock, $0.001 par value per share (“Preferred Stock”).

Effective upon the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, every one (1) outstanding share of Common Stock shall be split into seven (7) shares of fully paid and non-assessable Common Stock (the “Stock Split”). The Stock Split shall occur without any further action on the part of the Corporation or the holders of the Common Stock and whether or not certificates representing such holders’ shares prior to the Stock Split are surrendered for cancellation. The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate .”

SECOND:  That all other provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, remain in full force and effect.

THIRD:  This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, School Specialty, Inc. has caused this Certificate of Amendment to be duly executed this 15th day of August, 2017.

SCHOOL SPECIALTY, INC.

By: /s/ Joseph M. Yorio

Joseph M. Yorio, President and Chief

Executive Officer